UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

C&J Energy Services Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-55404	98-1188116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House, 2nd floor

4 Par-la-Ville Rd

Hamilton HM08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-4200

Nabors Red Lion Limited

Canon’s Court

22 Victoria Street

Hamilton HM12 Bermuda

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership

On July 20, 2016, C&J Energy Services Ltd. (“C&J” or the “Company”) and certain of its subsidiaries, namely, C&J Corporate Services (Bermuda) Ltd. (together with C&J, collectively the “Bermudian Entities”), C&J Energy Production Services-Canada Ltd. and Mobile Data Technologies Ltd. (together, the “Canadian Entities”), CJ Holding Co., Blue Ribbon Technology Inc., C&J Energy Services, Inc., C&J Spec-Rent Services, Inc., C&J VLC, LLC, C&J Well Services Inc., ESP Completion Technologies LLC, KVS Transportation, Inc., Tellus Oilfield Inc., Tiger Cased Hole Services Inc. and Total E&S, Inc. (collectively, the “Filing Subsidiaries” and, together with C&J, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases (the “Chapter 11 Cases”) under the caption In re CJ Holding Co., et al., Case No. 16-33590 (DRJ). Additionally, the Company commenced a provisional liquidation proceeding in Bermuda on behalf of the Bermudian Entities and intends to commence ancillary proceedings in Canada on behalf of the Canadian Entities on or before July 26, 2016. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Bankruptcy Petitions described in Item 1.03 above constituted an event of default that accelerated the payment of the Company’s obligations of approximately $1.4 billion, including revolving credit facility borrowings and term loans, under the Credit Agreement, dated as of March 24, 2015, among C&J, CJ Lux Holdings S.à r.l., CJ Holding Co., Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent and Documentation Agent, and the other lenders party thereto, as amended and restated from time to time with all supplements and exhibits thereto (the “Credit Agreement”).

The Credit Agreement provides that as a result of the Bankruptcy Petitions, the principal and interest due thereunder shall be immediately due and payable. However, any efforts to enforce such payment obligations under the Credit Agreement are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Credit Agreement are subject to the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 20, 2016, C&J (NYSE: CJES) was notified by the New York Stock Exchange (“NYSE”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the common shares of C&J from the NYSE. Trading of C&J’s common shares was suspended immediately.

NYSE Regulation has determined that C&J is no longer suitable for listing pursuant to the NYSE Listed Company Manual (“LCM”) Section 802.01D because of C&J’s July 20, 2016 announcement that it and certain of its subsidiaries have each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. In addition, C&J had previously fallen below the NYSE’s continued listing standard in Section 802.01C of the LCM which requires the Company to maintain an average closing price per share of not less than $1.00 over a consecutive 30 trading-day period.

C&J has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. The NYSE will apply to the Securities and Exchange Commission to delist the common shares upon completion of all applicable procedures.

Item 7.01 Regulation FD Disclosure

On July 20, 2016, C&J issued a press release announcing the filing of the Chapter 11 Cases, as described under Item 1.03 of this Current Report on Form 8-K, a copy of which is furnished as Exhibit 99.1 hereto pursuant to Item 7.01 of Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, and including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated July 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C&J ENERGY SERVICES LTD.
(Registrant)

Date: July 21, 2016	By:	/s/ Brian Patterson
	Name:	Brian Patterson
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated July 20, 2016.